News Release

Exhibit 99.1

Contacts:

For Kmart Holding Corporation:	For Sears, Roebuck and Co.:

Kmart Media Relations	News Media Contact:

248-463-1021	Edgar P. McDougal

847-286-9669

For JPMorgan:

A. Adam Castellani

212-270-7441

SEARS HOLDINGS CORPORATION LAUNCHES DEBUT $4.0 BILLION REVOLVING CREDIT FACILITY

TROY, Mich. January 6, 2005—Sears Holdings Corporation, currently a wholly owned subsidiary of Kmart Holding Corporation created to facilitate the business combination between Kmart Holding Corporation and Sears, Roebuck and Co., announced today the launch of syndication for a $4.0 billion Senior Secured Revolving Credit Facility. Sears Holdings Corporation will be the holding company for the Sears and Kmart businesses after completion of the business combination, which is expected to close by early March 2005. $3.5 billion already has been committed toward the facility by eight financial institutions. The facility is to be available for five years to fund working capital needs, capital expenditures, acquisitions and other general corporate purposes.

“The strong start to the syndication reflects confidence within the bank market in the financial strength of Sears Holdings Corporation, the leadership of the combined management teams and the focus on profitability provided by its Chairman, Edward S. Lampert, whose ESL investment partnerships will be the company’s largest shareholder,” said James B. Lee, vice chairman of JPMorgan Chase & Co., one of the Joint Lead Arrangers.

The credit facility would become effective upon consummation of the business combination between Kmart Holding Corporation and Sears, Roebuck and Co., which is subject to shareholder and regulatory approvals and is expected to occur by early March 2005. The company has engaged JPMorgan, Citigroup

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and Bank of America as Joint Lead Arrangers and Joint Bookrunners with JPMorgan serving as Administrative Agent.

About Sears Holdings Corporation
Created in connection with the merger of Kmart and Sears announced on Nov. 17, 2004, and subject to the receipt of shareholder and regulatory approvals and the satisfaction or waiver of other conditions, upon close of the merger, Sears Holdings Corporation is expected to be the nation’s third largest broadline retailer, with approximately $55 billion in annual revenues, 2,350 full-line and off-mall stores and 1,100 specialty retail stores. Sears Holdings is expected to be the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands are expected to include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It is also expected to have Martha Stewart Everyday products, which are now offered exclusively in the U.S. by Kmart and in Canada by Sears Canada.

About Kmart Holding Corporation
Kmart Holding Corporation and its subsidiaries (together, “Kmart”) is a mass merchandising company that offers customers quality products through a portfolio of exclusive brands that include Thalia Sodi, Jaclyn Smith, Joe Boxer, Martha Stewart Everyday and Route 66. For more information visit Kmart’s website at www.kmart.com.

About Sears, Roebuck and Co.
Sears, Roebuck and Co. (“Sears”) is a leading broadline retailer providing merchandise and related services. With revenues in 2003 of $41.1 billion, Sears offers its wide range of home merchandise, apparel and automotive products and services through more than 2,300 Sears-branded and affiliated stores in the U.S. and Canada, which includes approximately 870 full-line and 1,100 specialty stores in the U.S. Sears also offers a variety of merchandise and services through sears.com, landsend.com, and specialty catalogs. Sears is the only retailer where consumers can find each of the Kenmore, Craftsman, DieHard and Lands’ End brands together — among the most trusted and preferred brands in the U.S. The company is the largest provider of product repair services with more than 14 million service calls made annually. For more information, visit Sears’ website at www.sears.com.

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          Sears Holdings Corporation has filed a Registration Statement on Form S-4 with the SEC (Registration No. 333-120954) containing a preliminary joint proxy statement-prospectus regarding the proposed transaction involving Kmart Holding Corporation and Sears, Roebuck and Co. Investors are urged to read the definitive joint proxy statement-prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive joint proxy statement-prospectus, as well as other filings containing information about Sears Holdings Corporation, Kmart Holding Corporation and Sears, Roebuck and Co., without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the definitive joint proxy statement-prospectus and the SEC

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filings that will be incorporated by reference in the definitive joint proxy statement-prospectus can also be obtained, without charge, by directing a request to Kmart Holding Corporation, 3100 West Big Beaver Road, Troy, Michigan, 48084, Attention: Office of the Secretary, or to Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois, 60179, Attention: Office of the Secretary. Information regarding Sears Holdings’ proposed directors and executive officers, Kmart’s and Sears, Roebuck’s directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the preliminary joint proxy statement-prospectus contained in the above-referenced Registration Statement on Form S-4.

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          This document contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from expected results. Risks and uncertainties include the business combination involving Sears Holdings, Kmart and Sears, Roebuck not closing; failure to quickly realize cost-savings from the transaction as a result of technical, logistical, competitive and other factors; competitive conditions in retail and related services industries; changes in consumer confidence, tastes, preferences and spending; the availability of consumer debt; anticipated cash flow and the ability of Sears Holdings to maintain sufficient operating cash flow and liquidity; the successful execution of, and customer response to, our strategic initiatives, including the full-line store strategy and the conversion and integration of the Kmart stores and other new store locations; the pace of growth in our store locations, which may be higher or lower than anticipated; the possibility that new business and strategic options for one or more business segments will be identified, potentially including selective acquisitions, dispositions, restructurings, joint ventures and partnerships; trade restrictions, tariffs, and other factors potentially affecting the ability to do business with qualified vendors and access products in an efficient manner; the ability to successfully implement initiatives to improve inventory management capabilities; changes in interest rates; the outcome of pending legal proceedings and bankruptcy claims; social and political conditions such as war, political unrest and terrorism or natural disasters; the possibility of negative investment returns in pension plans; volatility in financial markets; changes in debt ratings, credit spreads and cost of funds; the possibility of interruptions in systematically accessing the public debt markets; the impact of seasonal buying patterns which are difficult to forecast with certainty; and general economic conditions and normal business uncertainty. We intend the forward-looking statements to speak only as of the time first made and we do not undertake to update or revise them as more information becomes available.